Exhibit (d)(5)

EQUITY COMMITMENT LETTER

Private and Strictly Confidential

March 6, 2025

Blazing Star Parent, LLC

Blazing Star Shields Direct Parent, LLC

Blazing Star IA Parent, LLC

Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

Ladies and Gentlemen:

This letter agreement (this “Letter”) sets forth the commitments of Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership (“SP III”), Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership (“SP III-A”), and Sycamore Partners Wing Co-Invest, L.P., a Delaware limited partnership (the “Co-Invest Fund” and, collectively with SP III and SP III-A, the “Funds” and, each, a “Fund”), in each case, subject to the terms and conditions set forth herein, to, at or immediately prior to the Initial Closing and the Merger Closing, as applicable, fund, directly or indirectly through Other Parent Entities: (1) Blazing Star Parent, LLC, a newly formed Delaware limited liability company (“Parent”) (including, for the avoidance of doubt, indirectly by funding any direct or indirect parent entity of Parent), (2) Blazing Star Shields Direct Parent, LLC, a newly formed Delaware corporation (“Shields Parent”) (including, for the avoidance of doubt, indirectly by funding any direct or indirect parent entity of Shields Parent) and (3) Blazing Star IA Parent, LLC, a newly formed Delaware limited liability company (“IA Parent”, and together with Parent and Shields Parent, the “Parent ECL Parties”) (including, for the avoidance of doubt, indirectly by funding any direct or indirect parent entity of IA Parent), in each case in connection with the Parent Entities’ obligations under the Transaction Agreement. It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) dated as of the date hereof among Parent, Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), the other Parent Entities identified therein and that become a party thereto in accordance with the terms thereof and the terms of this Letter (together with their wholly owned Subsidiaries other than Parent and Merger Sub, the “Other Parent Entities”), and Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent. Capitalized terms used and not otherwise defined herein but defined in the Transaction Agreement shall have the meanings ascribed to such terms in the Transaction Agreement. For purposes of this Letter, a Fund’s “Commitment Percentage” means the percentage set forth opposite such Fund’s name under the heading “Percentage of Aggregate Commitment” on Schedule 1 attached hereto.

1. Commitments. Subject to the terms and conditions set forth herein, each Fund hereby commits, severally and not jointly, that, at or prior to the Initial Closing, it shall fund, or shall cause the funding of, directly or indirectly through one or more directly or indirectly wholly-owned Other Parent Entities, (1) Parent with an aggregate cash amount not to exceed the product of (A) the “Aggregate Parent Closing Commitment” set forth Schedule 2 attached hereto (the “Aggregate Parent Closing Commitment”) multiplied by (B) such Fund’s Commitment Percentage (each such product for each such Fund, its “Parent Closing Commitment”), (2) Shields Parent with an aggregate cash amount not to exceed the product of (A) the “Aggregate Shields Parent Closing Commitment” set forth Schedule 2 attached hereto (the “Aggregate Shields Parent Closing Commitment”) multiplied by (B) such Fund’s Commitment Percentage (each such product for each such Fund, its “Shields Parent Closing Commitment”), and (3) IA Parent with an aggregate cash amount not to exceed the product of (A) the “Aggregate IA Parent Closing Commitment” set forth Schedule 2 attached hereto (the “Aggregate IA Parent Closing Commitment” and, collectively with the Aggregate Parent Closing Commitment and Aggregate Shields Parent Closing Commitment, the “Aggregate Commitment”) multiplied by (B) such Fund’s Commitment Percentage (each such product for each such Fund, its “IA Parent Closing Commitment” and, collectively with such Fund’s Parent Closing Commitment and Shields Closing Commitment, such fund’s “Commitment”). Notwithstanding anything to the contrary in this Letter, no Fund shall be obligated to contribute an amount in excess of its Commitment (with respect to each Fund, its “Cap”), and this Letter may not be enforced against a Fund without giving effect to such Fund’s Cap. The Aggregate Commitment, together with the net proceeds of the Preferred Equity Financing and the Debt Financing, and after taking into account the Reinvestment, will be used to fund (i) all amounts required to be paid by (or at the direction of) the Parent Entities at the Initial Closing and the Merger Closing pursuant to the Transaction Agreement and (ii) the payment of any all other fees and expenses required to be paid in connection with the Transactions at the Initial Closing and the Merger Closing pursuant to and in accordance with the Transaction Agreement (collectively, the “Closing Payments”), subject to the terms and conditions of the Transaction Agreement. At or prior to the Initial Closing, each Fund may allocate all or a portion of its investment to one or more affiliated investment funds, affiliated separately managed accounts or affiliated or alternative investment vehicles and, upon such allocation, its Commitment hereunder will be reduced by any amounts actually contributed to the Parent ECL Parties by such Persons (and not returned) at or prior to the Initial Closing Date for the purpose of funding the Closing Payments, so long as such allocation would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) require any additional consents, approvals, authorizations, expirations of waiting periods or regulatory filings, of which the failure to obtain would prevent, impair or delay the consummation of the Transactions (and provided, however, that any such allocation shall not relieve such Fund of any of its obligations under this Letter (including its obligation to fund its Commitment hereunder, subject to its Cap), except to the extent actually funded and performed at Closing by such affiliated investment funds, affiliated separately managed accounts or affiliated or alternative investment vehicles). If the amount required to be paid in respect of the Closing Payments pursuant to the Transaction Agreement is less than the Aggregate Commitment, each Fund’s Commitment hereunder will be reduced such that each Fund will be responsible for its Commitment Percentage of the amount required to be paid pursuant to the Transaction Agreement. Without limiting the foregoing, the Funds shall be permitted to reallocate the division of the Aggregate Commitment among the Aggregate Parent Closing Commitment, the Aggregate Shields Parent Closing Commitment and

the Aggregate IA Parent Closing Commitment to the extent any such portion of the Aggregate Commitment is not used (or required to be used under the Debt Commitment Letters, including for purposes of satisfying the minimum Equity Contribution condition thereunder, as applicable) for purposes of funding the Closing Payments that each such portion of the Aggregate Commitment was committed and intended for (it being understood that, to the extent permitted in accordance with this sentence, the Funds will reallocate from any such unused (or not required to be used) Aggregate Shields Parent Closing Commitment to the extent necessary to satisfy the Closing Payment in connection with the “WBA Financial Sale” under Schedule 6.16 of the Transaction Agreement assuming an implied enterprise valuation of WBA Innovation Parent, LLC of $100,000,000). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. Parent Entities; Filings Commitment.

(a) Subject to the terms and conditions set forth herein, each Fund hereby agrees that, as promptly as practicable (and in any event within 30 days) following the date hereof, it will (and it will cooperate with the other Funds, Parent, Merger Sub and the Other Parent Entities, as applicable, to) cause the Parent Entities (other than Parent and the Merger Sub) to (i) be formed and (ii) execute joinders to the Transaction Agreement (such joinders to be in form and substance reasonable satisfactory to the Funds and the Company), pursuant to which joinders such Parent Entities (other than Parent and the Merger Sub) will agree to be bound by, and to perform the obligations of the Parent Entities under the Transaction Agreement to the same extent as if such Parent Entities (other than Parent and the Merger Sub) were a party to the Transaction Agreement upon the execution of the Transaction Agreement on the date hereof.

(b) Subject to the terms and conditions set forth herein, each Fund hereby commits, severally and not jointly, to and to cause its Affiliates (including Parent and the Other Parent Entities) or other applicable “ultimate parent entity” or controlling Person to, if and to the extent applicable, cooperate in good faith with the preparation and filing of, and, to the extent applicable, file, all documentation required to effect the filings contemplated by Section 6.4(a)(iii) of the Transaction Agreement (including, for the avoidance of doubt, for such Affiliates or other applicable “ultimate parent entity” or controlling Person to provide, if and to the extent applicable, information about the contemplated post-Closing ownership structure of Parent and the Other Parent Entities and their Subsidiaries) (the “Filings Commitment”).

3. Conditions. Each Fund’s Commitment shall be subject to satisfaction of the following conditions (i) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Initial Closing set forth in Section 7.1 and Section 7.3 of the Transaction Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Initial Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (ii) the Financing transactions contemplated to be funded in connection with the Initial Closing have been funded or will be funded substantially concurrently with the Initial Closing (in an amount that, when the funded portion of each of such Financing transactions is added to the applicable portion of the Aggregate Commitment, is sufficient to pay the Closing Payments required to be paid at the Initial Closing) if the applicable portion of the Aggregate Commitment is so funded, and (iii) the substantially simultaneous consummation of the Initial Closing.

4. Limited Guaranty. Concurrently with the execution and delivery of this Letter, SP III and SPIII-A are executing and delivering to the Company a limited guaranty related to certain of Parent’s obligations under the Transaction Agreement (the “Limited Guaranty”). The Company’s right to assert any Retained Claim against the Non-Recourse Party(ies) against which such Retained Claim(s) may be asserted pursuant to Section 6 of the Limited Guaranty shall be, and is intended to be, the sole and exclusive direct or indirect remedy available to the Company and the Company Related Parties against a Fund or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 6 of the Limited Guaranty) in respect of any liabilities or obligations arising under, or in connection with, the Transaction Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event the Parent Entities breach their obligations under the Transaction Agreement, whether or not such breach is caused by a Fund’s breach of its obligations under this Letter. For purposes of this Letter, the terms “Retained Claim”, “Non-Recourse Party(ies)” and “Guarantor” each have the meanings ascribed to them in the Limited Guaranty.

5. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Letter, and this Letter is not intended to, and does not, confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parent Entities to enforce, the obligations set forth herein; provided that, notwithstanding the foregoing, (a) the Company is an express third-party beneficiary of the fourth sentence of Section 1 of this Letter, Section 2 of this Letter, this Section 5 of this Letter, clauses (b) and (c) of Section 6 of this Letter, Section 8 of this Letter, the first sentence of Section 9 of this Letter, the second sentence of Section 12 of this Letter and Section 14 of this Letter, in each case, subject to the terms and conditions thereof, and (b) any Non-Recourse Party may rely on and enforce the provisions of Section 4 hereof.

6. Enforceability. This Letter may only be enforced by (a) the Parent Entities, (b) the Company pursuant to the Company’s right to seek specific performance of any Parent Entity’s obligation to enforce a Fund’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and in accordance with, the terms and conditions of Section 10.10 of the Transaction Agreement and the rights, obligations and limitations set forth herein or (c) the Company with respect to the fourth sentence of Section 1, Section 2, Section 5, Section 6(b), this Section 6(c), Section 8, the first sentence of Section 9, the second sentence of Section 12 and Section 14, of this Letter. Neither Parent’s nor Other Parent Entities’ creditors nor any other Person (other than the Company to the extent provided herein) shall have any right to enforce this Letter or to cause the Parent Entities to enforce this Letter.

7. Co-Invest Fund Enforcement. In the event that the Co-Invest Fund fails to perform its obligation to fund its Commitment in accordance with the terms hereof, the Co-Invest Fund shall enforce against and seek specific performance of the obligations of the co-investors who have made commitments to the Co-Invest Fund to fund all or any portion of the Co-Invest Fund’s

Commitment, pursuant to and in accordance with the terms, obligations and limitations set forth herein. The Co-Invest Fund shall not, without the prior written consent of the Company, terminate or waive its rights under any commitment letter or other Contract providing for such co-investors’ obligation to fund, as applicable, such co-investors’ portion of the Co-Invest Fund’s Commitment, or amend or modify any such letter or Contract, in each case, in a manner that would constitute a Prohibited Amendment (mutatis mutandis).

8. Real Estate Debt Financing. Without limiting the other terms and conditions of this Letter, SP III acknowledges and agrees that, to the extent that SP III is a party to, and has rights or obligations under, that certain Financing Commitment Letter, dated as of the date hereof, by and among UBS AG, Stamford Branch and Wells Fargo Bank, National Association, as lenders, and Merger Sub (the “RE Financing Commitment Letter”), the Company shall have the right to seek specific performance (pursuant to, and in accordance with, the terms and conditions of Section 10.10 of the Transaction Agreement) of Section 6.11 of the Transaction Agreement against SP III as if it were a party thereto and the obligations of “Parent Entity” or “Merger Sub” under such Section 6.11 of the Transaction Agreement were obligations of SP III, in each case, with respect to SP III’s obligation under the RE Financing Commitment Letter (provided that this Section 8 shall in no event afford the Company (or any other Person) to seek any monetary remedy against SP III, and any such monetary remedy against SP III shall be limited to the Company’s ability to seek to enforce SP III’s Guaranteed Obligations (as defined in the Limited Guaranty)).

9. No Modification; Entire Agreement. This Letter may not be amended or otherwise modified without the prior written consent of Parent, each Fund and the Company. Together with the Transaction Agreement, the Voting Agreement, the Reinvestment Agreement, the Limited Guaranty and the Confidentiality Agreement, this Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between a Fund or any of its Affiliates, on the one hand, and the Parent Entities or any of their Affiliates, on the other, with respect to the transactions contemplated hereby.

10. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Letter and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Letter, any of the transactions contemplated by this Letter, or any of the acts or omissions of the Parent Entities, a Fund or the Company in the negotiation, administration, performance or enforcement hereof or thereof shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Letter, any of the transactions contemplated by this Letter, or any of the acts or omissions of the Parent Entities, a Fund or the Company in the negotiation, administration, performance or enforcement hereof or thereof, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court,

(iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Letter, any of the transactions contemplated by this Letter, or any of the acts or omissions of the Parent Entities, a Fund or the Company in the negotiation, administration, performance or enforcement hereof or thereof in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law (as defined in the Transaction Agreement), any right it may have to a trial by jury with respect to this Letter and all suits, actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Letter, any of the transactions contemplated by this Letter or any of the acts or omissions of the Parent Entities, a Fund or the Company in the negotiation, administration, performance or enforcement hereof or thereof, as the case may be. Each party hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Letter by, among other things, the mutual waivers and certifications in this Section 10(c).

11. Counterparts. This Letter shall not be effective until it has been executed and delivered by all parties hereto. This Letter may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12. Confidentiality. This Letter shall be treated as confidential and is being provided to the Parent Entities and the Company solely in connection with the Merger. This Letter may not be used, circulated, quoted or otherwise referred to in any document by the Parent Entities or the Company except with the prior written consent of each Fund in each instance; provided that no such written consent is required for any disclosure of the existence of this Letter (a) to the extent required by applicable law (provided that, to the extent permitted by applicable law, the Parent Entities or the Company, as applicable, will provide each Fund an opportunity to review such required disclosure in advance of such public disclosure being made), (b) to any the Parent Entity’s or the Company’s Representatives who need to know of the existence or terms of this Letter and (c) in connection with the enforcement by the Company of its rights hereunder or under the Transaction Agreement or the Limited Guaranty; provided further that, for the avoidance of doubt, the existence and terms and conditions of this Letter may be disclosed by the Company to the extent required by the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Transaction Agreement (provided, that in the case of any disclosure made in connection with any such filing, the Company will provide each Fund an opportunity to review such required disclosure in advance of such public disclosure being made).

13. Termination. The obligation of each Fund under or in connection with this Letter will terminate automatically and immediately upon the earliest to occur of (a) the Closings and the funding in full of the Commitments hereunder, (b) the valid termination of the Transaction Agreement in accordance with its terms, (c) the Company or any of its Affiliates or any of its or their respective directors, managers, general partners or officers, duly authorized to act on the Company’s or its Affiliates’ behalf, accepting all or any portion of the Parent Termination Fee pursuant to the Transaction Agreement or accepting any payment from a Guarantor under the Limited Guaranty in respect of such Guaranteed Obligations (as defined therein), (d) the Company or any of its Affiliates or any of its or their respective directors, managers, general partners or officers, duly authorized to act on the Company’s or its Affiliates’ behalf, asserting a claim against a Fund or any Non-Recourse Party under or in connection with this Letter, the Limited Guaranty or the Transaction Agreement or any of the transactions contemplated hereby or thereby, other than the Company asserting any Retained Claim against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 6 of the Limited Guaranty and (e) the assertion of a claim by the Company or any of its Affiliates or any of its or their respective directors, managers, general partners or officers, duly authorized to act on the Company’s or its Affiliates’ behalf, that (i) without limiting the terms of the Limited Guaranty in any respect, any Fund’s liability under or in respect of this Letter, the Transaction Agreement, any of the transactions contemplated hereby or thereby and/or any related matters is not limited to the amount of its Commitment or Cap or that the limitation of such liability to the amount of such Commitment or Cap is illegal, invalid or unenforceable, in whole or in part, or (ii) without limiting the terms of this Letter in any respect, the liability of any of the Guarantors under or in respect of the Limited Guaranty is not limited in accordance with the limitations set forth therein, or that any of such limitations is illegal, invalid or unenforceable, in whole or in part. Upon the valid termination of this Letter as to any Fund, such Fund shall have no further obligations or liabilities hereunder.

14. No Assignment. Neither this Letter nor any rights, benefits or obligations set forth herein shall be assigned, delegated or otherwise transferred by any of the parties hereto without the consent of the other parties hereto and the Company, except that each Fund may (if, and to the extent in accordance with the fourth sentence of Section 1) assign, delegate or otherwise transfer its rights, benefits or obligations set forth herein, in whole or in part, to any Person; provided that no such assignment, delegation or transfer shall relieve such Fund of its obligations hereunder.

15. Severability. Any term or provision of this Letter that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter or affecting the validity or enforceability of any of the terms or provisions of this Letter in any other jurisdiction; provided that this Letter may not be enforced without giving effect to the limitation of the amount payable by each Fund under Section 1 hereof. If any provision of this Letter is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

16. Representations and Warranties. Each Fund hereby represents and warrants to the Parent Entities that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite limited partnership or other power and authority to execute, deliver and perform this Letter and the execution, delivery and performance of this Letter have been duly authorized by all necessary action and do not contravene any provision of such Fund’s partnership agreement or other organizational documents or any law, decree, order, judgment or contractual restriction binding on such Fund or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter by such Fund have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter; (d) assuming due authorization, execution and delivery of this Letter by the Parent ECL Parties, this Letter constitutes a legal, valid and binding obligation of such Fund enforceable against such Fund in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (e) from the date hereof until the valid termination of this Letter in accordance with Section 13 hereof, it has, and until such time will maintain, uncalled capital commitments or otherwise available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it then has outstanding.

17. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Letter. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Letter as an entirety and not solely to the particular portion of this Letter in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (iv) the word “including” or any variation thereof shall mean “including, without limitation”.

18. Counterparts. This Letter may be executed in any number of counterparts (including by Docusign or by .pdf delivered via email), and each such counterpart when executed will be deemed an original instrument and all such counterparts shall together constitute one and the same agreement.

[Signature pages follow]

Sincerely,

SYCAMORE PARTNERS III, L.P.

By:	Sycamore Partners III GP, L.P., its general partner

By:	Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

SYCAMORE PARTNERS III-A, L.P.

By:	Sycamore Partners III GP, L.P., its general partner

By:	Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

SYCAMORE PARTNERS WING CO-INVEST, L.P.

By:	Sycamore Partners III GP, L.P., its general partner

By:	Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

BLAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

BLAZING STAR SHIELDS DIRECT PARENT, LLC

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

BLAZING STAR IA PARENT, LLC

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

[Signature Page to Equity Commitment Letter]

Schedule 1

Fund	Percentage of Aggregate Commitment
Sycamore Partners III, L.P.	43.311%
Sycamore Partners III-A, L.P.	24.698%
Sycamore Partners Wing Co-Invest, L.P.	31.992%

Total	100.000%

Schedule 2

Portion of Aggregate Commitment	Amount
Aggregate Parent Closing Commitment	$690,000,000
Aggregate Shields Parent Closing Commitment	$1,700,000,000
Aggregate IA Parent Closing Commitment	$110,000,000

Aggregate Commitment	$2,500,000,000